Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Orthofix International N.V. 2004 Long-term Incentive Plan of our reports dated March 14, 2005, with respect to the consolidated financial statements of Orthofix International N.V. and Orthofix International N.V. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Orthofix International N.V., and the related financial statement schedules of Orthofix International N.V. included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

Charlotte, North Carolina
March 14, 2005